Exhibit 99.1

AMERICAN IDOL ENTREPRENEUR CONTINUES BUILDING INDUSTRY-LEADING TEAM
Robert F.X. Sillerman Hires Top Talent from Technology, Entertainment and Advertising Sectors to Deliver New Consumer Business

NEW YORK, NY – Sept. 8, 2011 – Function(x) Inc. (Symbol: FNCX), formed and controlled by entertainment entrepreneur Robert F.X. Sillerman, today announced a variety of appointments, adding industry-leading expertise from companies such as MTV, Tidal TV, AOL, Microsoft, Expedia, Massive and Ticketmaster.

“We're excited to be building a powerhouse team as we approach the launch of our first initiative later this year. The talent and investors we’re attracting is proof that what we’re planning is truly game-changing,” said Robert F.X. Sillerman, Executive Chairman of Function(x).

In media and advertising, the company announced the appointment of Brad Elders, Head of Media Sales, and Robert Koshar, Head of Advertising Operations. Chief Marketing Officer, Chris Stephenson, added Jason Reindorp, Head of Communications, and Pete Thomas, Head of Analytics, to his team. Lisa Failla, Head of Talent, and John Small, Head of Corporate Strategy and Development round out the business management team.

“We have brought together a great blend of executives from the worlds of business, technology, marketing and consumer experience,” remarked Janet Scardino, CEO of Function(x). “They have each worked on break-through products and have built some of the best known branded businesses in the world.”

Function(x) completed an offering last month that raised $35 million.

More about the new members of the Function(x) team:

BRAD ELDERS, HEAD OF MEDIA SALES: Brad is responsible for building the sales team and introducing the company’s emerging product lineup to the advertising marketplace. Elders was most recently Vice President of Video Sales at AOL where he led sales and strategy efforts for the company’s video offering. He joined AOL through the 2010 acquisition of 5min Media, where he was Senior Vice President of Sales. Previously, Elders was the Chief Operating Officer of Tidal TV, a pioneer of video and advertising technology. Other sales leadership roles include Massive (acquired by Microsoft), Joost, MTV and Yahoo!.

ROBERT KOSHAR, HEAD OF ADVERTISING OPERATIONS: Robert is responsible for establishing media and online advertising operations for the company and overseeing campaign management. Koshar has spent much of his career developing custom advertising solutions around the world for media companies such as DoubleClick, UBM, WedMD/MedScape and IDG, where he was Vice President of Advertising Operations. Prior to joining Function(x), Koshar owned RMK Interactive; his clients there included BusinessWeek, AdMeld, Heavy and a host of other leading publishers.

JASON REINDORP, HEAD OF COMMUNICATIONS: Reindorp most recently worked at Akamai Technologies where he was Vice President, Corporate Communications. His prior experience includes a mixture of global marketing and communications roles at Microsoft, Expedia and Visio on the West Coast. Reindorp was in the UK for 6 years before this, working in a variety of pan-European roles for Audi, UMBRO and Levi-Strauss.

PETE THOMAS, HEAD OF ANALYTICS: Thomas has spent the past 14 years working with media and technology companies to develop successful services that leverage new technology and business models. He has worked with many leading industry players including Comcast, AT&T, MTV Networks, Sony Pictures and Microsoft. Most recently, Thomas was a partner in Oliver Wyman’s Communications, Media and Technology practice based in New York.

JOHN SMALL, HEAD OF CORPORATE STRATEGY & DEVELOPMENT: Small has 19 years of experience in portfolio management and investment research.  During his most recent post at GLG Inc, Small was a portfolio manager for telecom, media and technology investments. Before GLG Inc, he worked as a telecom and media equity analyst for Ulysses Management and prior to this, he was an equity analyst for telecom stocks at Odyssey Partners.

LISA FAILLA, HEAD OF TALENT: Failla is a multi-disciplinary HR executive with experience designing and implementing programs that attract, develop, and retain great talent. Failla has partnered with senior leadership teams to drive business results and build company culture within leading media and entertainment companies such as MTV Networks, BMG Entertainment, Warner Music Group, and the School of Rock.

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About Function(x)
Function(x) Inc. was founded by well-known media entrepreneur Robert F.X. Sillerman, who has pioneered a number of successful television, radio and live entertainment businesses. Sillerman created Function(x) in February 2011 to establish a new platform for investments in media and entertainment with a particular emphasis on digital and mobile technology. The company is publicly listed as FNCX. For more information, visit http://www.functionxinc.com or follow us on Twitter @functionxinc.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of September 8, 2011.   Except as required by law, Function(x) Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.